Exhibit 10.23

FINAL VERSION

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of April 7, 2014, among MIDLAND STATES BANCORP, INC., an Illinois corporation (“Midland”), and those shareholders of LSHC whose names appear on the signature page of this Agreement (individually, a “Shareholder,” and collectively, the “Shareholders”); provided, however, that this Agreement shall become effective only upon the date of consummation of the Merger (as defined below).

RECITALS

A.                                    Contemporaneously with this Agreement, Midland has agreed to acquire LSHC by means of a merger (the “Merger”) of LSHC with and into Merger Sub, all pursuant to an Agreement and Plan of Merger dated as of April 7, 2014 (the “Merger Agreement”).

B.                                    Upon the consummation of the Merger (the “Closing”) and as a result thereof, each Shareholder is expected to acquire shares of Midland’s common stock, par value $0.01 per share (“Common Stock”), determined pursuant to Article 3 of the Merger Agreement.

C.                                    Set forth as Exhibit A is a list of the number of shares of Common Stock that each Shareholder is expected to own after the Closing, which Exhibit A shall be updated to reflect the actual number of shares of Common Stock owned by each Shareholder after the Closing.

D.                                    To induce Midland to enter into the Merger Agreement and complete the Merger and issue shares of its Common Stock to the Shareholders, each Shareholder is willing to enter into this Agreement and be bound by its terms, and Midland and the Shareholders have agreed that it is in their mutual interests to enter into this Agreement.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                          Definitions.  All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement.

Section 2.                                          Update of Ownership.  The parties to this Agreement mutually agree to take all necessary actions within two (2) Business Day after the Closing to revise and update Exhibit A to this Agreement to set forth the actual number of shares of Common Stock owned by each Shareholder (collectively, the “Original Shares”).

Section 3.                                          Representations and Warranties.  Each of the Shareholders represents and warrants for himself to Midland that:

(a)                     the Shareholder has full power and authority to enter into and perform his respective obligations under this Agreement, and the execution and delivery of this Agreement by him has been duly authorized by all necessary action, and this Agreement constitutes a valid and binding obligation of him;

(b)                     he beneficially owns no shares of Common Stock and, immediately following the Closing, will own no shares of Common Stock other than the Original Shares;

(c)                      none of the execution and delivery of this Agreement by the Shareholder, or compliance by the Shareholder with any of the provisions hereof, will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any charter, bylaws, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to the Shareholder; and

(d)                     no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity or other person on the part of the Shareholder is required in connection with the valid execution and delivery of this Agreement, and no consent of the Shareholder’s spouse is necessary under any “community property” or other laws in order for the Shareholder to enter into and perform his obligations under this Agreement.

Section 4.                                          Certain Prohibited Actions.

(a)                     Unless approved in advance in writing by the board of directors of Midland (the “Board”), each Shareholder agrees that neither he nor any of his Representatives acting on behalf of or in concert with the Shareholder (or any of his Representatives) will, until the Expiration Date, as defined below, directly or indirectly:

(i)                         make any proposal to the Board, any of Midland’s Representatives or any of Midland’s shareholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media):  (A) any business combination, merger, tender offer, exchange offer or similar transaction involving Midland or any of its Subsidiaries; (B) any restructuring, recapitalization, liquidation or similar transaction involving Midland or any of its Subsidiaries; (C) any acquisition of any of Midland’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of Midland’s loans, debt securities, equity securities or assets; (D) except with respect to the representation described in the Merger Agreement, any proposal to seek representation on the Board or otherwise seek to control or influence the management, board of directors or policies of any of Midland or its Subsidiaries; (E) any request or proposal to waive, terminate or amend the provisions of this Agreement; or (F) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 4;

(ii)                      instigate, encourage or assist any third party (including forming a “group,” as defined under the Exchange Act (a “Group”), with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in this Section 4;

(iii)                   take any action which would reasonably be expected to require Midland or any of its Affiliates or Representatives to make a public announcement regarding any of the actions set forth in this Section 4; or

(iv)                  acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of Midland or any of its Subsidiaries, or rights or options to acquire interests in any of Midland’s loans, debt securities, equity securities or assets.

(b)                     Notwithstanding the foregoing provisions of this Section 4, the restrictions set forth in this Section 4 shall terminate and be of no further force and effect if Midland enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of Midland’s equity securities or all or substantially all of Midland’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).

(c)                      For purposes of this Agreement, the “Expiration Date” with respect to the obligations of the Shareholders under this Agreement shall be that first date when the Shareholders, in the aggregate, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than ten percent (10%) of the outstanding voting securities of Midland, provided, however, that for purposes of determining the number of outstanding voting securities of Midland, all shares of Midland Common Stock then issuable upon conversion of Midland’s Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock, and Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock outstanding on the date hereof (and any convertible securities issued in respect thereof pursuant to any stock dividend, stock split, recapitalization or the like of any such shares of preferred stock), shall be assumed to be outstanding even if such preferred stock has not yet been converted.

Section 5.                                          Acquisition of Additional Common Stock and Voting of Shares.

(a)                     From the date of this Agreement through the Expiration Date, without the prior approval of Midland or except as provided in the Merger Agreement, each Shareholder covenants and agrees not to, and shall cause each of their Affiliates not to, directly or indirectly, alone or in concert with any other Affiliate, Group or other person acquire, offer or propose to acquire or agree to acquire, directly or indirectly, the beneficial ownership of, or the right to vote, any voting securities of Midland in addition to the shares of Common Stock shown on Exhibit A.

(b)                     For purposes of this Section 5, the following shall not be deemed acquisitions by a Shareholder of beneficial ownership of Common Stock causing it or him to violate the provisions of Section 5(a):

(i)                         any acquisition approved in advance by, or caused by the action of, Midland’s board of directors (e.g., a stock dividend or a stock split);

(ii)                      any increase in percentage ownership of Common Stock due to a redemption or repurchase by Midland of any of its outstanding Common Stock; or

(iii)                   acquisitions permitted by the Agreement.

(c)                      Each shareholder agrees for a period of three (3) years from the date of this Agreement to cause its or his shares of voting Common Stock to be represented either in person or by proxy at all meetings of Midland’s shareholders so that all shares may be counted for purposes of determining the presence of a quorum at such meeting and to vote the shares of voting Common Stock owned by him, and to cause any holder of record of shares of voting Common Stock under his control, to vote, or execute a written consent or consents if any class of shareholders of Midland is requested to vote their shares of voting Common Stock through the execution of an action by written consent in lieu of any such annual or special meeting of such class of shareholders of Midland:

(i)                         in favor of all of the nominees to, and proposals of, the Board as approved by the Board, provided, however, that the nominees to the Board shall include those persons required to be appointed to the Board pursuant to Section 7.8 of the Merger Agreement, and provided, further, that no Shareholder shall be obligated to vote in favor of any proposal if such proposal adversely affects the interests such Shareholder in particular (as distinct from the interests of the shareholders of Midland, as a whole); and

(ii)                      against any shareholder proposal not approved or recommended by the Board.

Section 6.                                          Additional Shares.  Each Shareholder agrees that all shares of Common Stock that such Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the Closing and prior to the Expiration Date shall be subject to the terms of this Agreement.

Section 7.                                          Sale of Shares.  The Shareholders agree that, if at any time prior to an initial public offering by Midland of Common Stock, they sell any shares of Common Stock to a single purchaser or a Group that will own ten percent (10%) or more of the Common Stock after such sale (in either case, a “Block Purchaser”), the Shareholders will require as a condition to that sale that the Block Purchaser become a party to this Agreement and the Block Purchaser shall thereafter be treated under this Agreement the same as the Shareholders.

Section 8.                                          Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages.  Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law.  Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

Section 9.                                          Entire Agreement.  This Agreement, together with the Merger Agreement and any other agreements entered into pursuant thereto, supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof.  This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10.                                   Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Midland, to:

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois  62401

Telephone:                       (217) 342-7331

E-mail:                                            jludwig@midlandstatesbank.com

Facsimile:                             (217) 342-9462

Attention:                             Jeffrey G. Ludwig

Executive Vice President and Chief Financial Officer

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois  60606

Telephone:                       (312) 984-3100

E-mail:                                            dennis.wendte@bfkn.com

Facsimile:                             (312) 984-3150

Attention:                             Dennis R. Wendte, Esq.

If to any Shareholder, to the address, facsimile number or e-mail address set forth for the Shareholder on the signature page hereof.

Section 11.                                   Miscellaneous.

(a)                     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision that would cause the application of laws of any jurisdiction other than those of the State of Missouri, except to the extent that the federal laws of the United States apply.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the courts of the State of Missouri located in the County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT:  (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS AGREEMENT.

(c)                      If any term or provision of this Agreement is held by a final and unappealable order or judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)                     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

(e)                      All words used in this Agreement will be construed to be of such gender or number as the circumstances require, all references to sections, are to sections of this Agreement unless otherwise specified, and “including” means “including, but not limited to.”

(f)                       Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)                      All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)                     Each Shareholder acknowledges that he has had an opportunity to be advised by counsel of his choosing with regard to this Agreement and the transactions and consequences contemplated hereby.

(i)                         This Agreement shall be binding upon and inure to the benefit of Midland, and its successors and permitted assigns, and the Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives.  This Agreement shall survive the death or incapacity of any Shareholder.  This Agreement may be assigned only by Midland, and then only to an Affiliate of Midland.

(j)                        This Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement prior to the Closing.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

MIDLAND STATES BANCORP, INC.

By:	/s/ Leon J. Holschbach
	Name:	Leon J. Holschbach
	Title:	President & CEO

SHAREHOLDERS:

JAMES S. MCDONNELL III			/s/ James S. McDonnell III

JOHN F. MCDONNELL			/s/ John F. McDonnell

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

EXHIBIT A

SHARE OWNERSHIP

SHAREHOLDER	MAILING ADDRESS, FACSIMILE, EMAIL ADDRESS	NUMBER OF SHARES OF MIDLAND COMMON STOCK
James S. McDonnell III

John F. McDonnell